Exhibit 10.1

AIRCRAFT TIME-SHARING AGREEMENT

THIS AIRCRAFT TIME-SHARING AGREEMENT (this “Agreement”) is entered into as of December 4, 2007 between Unum Group, a Delaware corporation (the “Operator”) and Thomas R. Watjen, a resident of the State of Tennessee (the “User”).

R E C I T A L S :

A. Operator maintains the corporate aircraft described herein and operates such aircraft in connection with its business;

B. To a limited extent, User is granted air transportation services in such aircraft without cost, as part of certain executive compensation payable by Operator to User; and User desires to obtain additional air transportation services in such aircraft from time to time for cash; and

C. Operator is authorized to carry other persons under a time-sharing agreement for reimbursement on a limited basis, as long as Operator does not engage in the carriage of persons or cargo by air for compensation or hire;

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties do hereby agree as follows:

1. Definitions. As used herein, the following capitalized terms shall have the respective meanings set forth in this Section 1:

“Aircraft” shall mean each aircraft described in any Supplement or Supplements hereto executed by and between User and Operator substantially in the form of Exhibit A.

“FAA” shall mean the Federal Aviation Administration of the U.S. Department of Transportation, or any successor.

“FAR” shall mean the Federal Aviation Regulations, Title 14, Code of Federal Regulations, as in effect from time to time.

“Principal Base” shall mean Chattanooga Metropolitan Airport, Chattanooga, Tennessee (airport code CHA).

“Service Area” shall mean the 48 contiguous states of the United States; Canada; Mexico; and the islands in the Caribbean Sea.

“Service Period” shall mean the period from December 4, 2007 to the date of termination hereof communicated by at least thirty (30) days’ written notice from one party hereto to the other, inclusive.

“Services” shall have the meaning given thereto in Section 2 of this Agreement.

“Supplement” shall mean each Aircraft Time-Sharing Supplement executed under this Agreement by the parties hereto substantially in the form of Exhibit A hereto, covering a particular Aircraft and incorporating by reference the terms and provisions of this Agreement.

“Ticket Tax” shall mean the federal excise tax imposed upon the transportation of persons by air pursuant to Section 4261 of the Internal Revenue Code of 1986, as amended, 26 U.S.C. Section 4261, or any replacement thereof, and regulations thereunder.

2. Operator Services. During the Service Period, Operator will provide the following services to User (collectively the “Services”):

(a) Air transportation for User on one or more Aircraft, on a time-sharing basis pursuant to the provisions of FAR Sections 91.501(b)(6) and 91.501(c)(1), 14 C.F.R. Sections 91.501(b)(6) and 91.501(c)(1), upon request of User from time to time. The Principal Base shall be used for purposes of routine departure and arrival of persons authorized by User to use the Services. The Services will be available to User within the Service Area on a space-available basis in the discretion of Operator, upon not less than twenty-four (24) hours’ prior telephonic or other notice from User to Operator.

(b) Flight crew for the Aircraft.

(c) Inspection and maintenance of the Aircraft according to specifications currently in practice by Operator.

3. Consideration.

(a) In partial reimbursement of Operator’s costs of providing the Services to be provided to User hereunder, User shall pay to Operator its actual costs of each of the following items as expenses of any specific flight conducted hereunder:

(1)	Fuel, oil, lubricants and other additives.
(2)	Travel expenses of the crew, including food, lodging and ground transportation.
(3)	Hangar and tie-down costs away from the Aircraft’s base of operation.
(4)	Insurance (if any) obtained for the specific flight.
(5)	Landing fees, airport taxes and similar assessments.
(6)	Customs, foreign permit and similar fees directly related to the flight.
(7)	In-flight food and beverages provided by Operator.
(8)	Passenger ground transportation provided by Operator.
(9)	Flight planning and weather contract services used for the flight.
(10)	An additional charge equal to 100 percent of the expenses listed in paragraph (1) above.

(b) In connection with all Services rendered, Operator shall invoice User promptly for all reimbursable costs incurred by Operator in connection with a specific flight. The amount invoiced at any time shall reflect actual costs of Operator in pursuing the specific flight referred to, plus the amount of Ticket Tax required to be collected and remitted by Operator thereon. User shall pay each invoice within 20 days of receipt.

4. Other Obligations of User. For each flight, User shall provide Operator with an accurate passenger manifest not less than two (2) hours prior to scheduled departure.

5. Operational Control. At all times when any Aircraft is being flown for User under this Agreement, Operator shall have operational control of the Aircraft. Operator’s pilot-in-command shall have final authority to determine all safety matters, including without limitation the initiation and termination of each flight, the selection of routing of the Aircraft and the load to be carried.

6. Liability Limitations. Operator shall not be liable for delay or cancellation of flights or for loss or damage to property to the extent the same is caused by scheduling of necessary maintenance or repairs or by inclement weather, strike, civil commotion, government action, flood, fire, explosion, act of God or any other cause beyond the reasonable control of Operator. The liability of Operator for loss of or damage to baggage or other cargo shall be limited to $20 per kilogram of such property. Neither party shall be liable to the other for any punitive, exemplary or special damages under or in connection with this Agreement.

7. Risks, Indemnification and Insurance.

(a) Except as otherwise provided herein, Operator shall indemnify, defend and hold harmless User from and against any and all third-party claims, charges, suits, losses, costs, damages, liabilities and causes of action, including reasonable attorneys’ fees, to the extent the same are imposed upon, incurred by or asserted against User as a result of any act or omission on the part of Operator or those for whom Operator is responsible in connection with the operation or use of the Aircraft or as a result of a breach by Operator of any of its obligations, representations or warranties under this Agreement.

(b) Except as otherwise provided herein, User shall indemnify, defend and hold harmless Operator from and against any and all third-party claims, charges, suits, losses, costs, damages, liabilities and causes of action, including reasonable attorneys’ fees, to the extent the same are imposed upon, incurred by or asserted against User as a result of a breach by User of any of his obligations, representations or warranties under this Agreement.

(c) During the term of this Agreement, Operator shall maintain or cause to be maintained aircraft liability insurance in respect of each Aircraft, its use and operation, covering bodily injury and death of persons and loss of or damage to property, with a combined single limit of not less than $25,000,000 per occurrence, and naming User as an additional insured under the policy.

(d) During the Service Period, Operator shall maintain or cause to be maintained aircraft hull insurance covering all risks of loss of and damage to each Aircraft, in an amount not less than the replacement value of the Aircraft.

(e) All such coverages shall be maintained with insurers of recognized responsibility and shall conform to any relevant requirements of the FAA for aircraft operated in time-sharing service.

8. Representations and Warranties of Operator. Operator hereby represents and warrants to, and covenants with, User that on the date hereof, and at all times during the Service Period:

(a) Operator is a corporation duly organized and existing in good standing under the laws of the State of Delaware and is duly authorized to transact business under the laws of all other jurisdictions where the nature of its business requires such authorization.

(b) This Agreement constitutes the valid and binding obligations of Operator enforceable against Operator in accordance with its terms.

(c) Pursuant to written lease(s) entered into with the registered owner, Colonial Companies, Inc., Operator has good right to use, possess and control each Aircraft for all purposes of this Agreement.

(d) Operator is duly authorized to carry out flights of all Aircraft under a time-sharing arrangement as contemplated by FAR Section 91.501, 14 C.F.R. Section 91.501.

(e) Each pilot and co-pilot provided by Operator hereunder shall be duly type-rated for aircraft of the same type as the Aircraft to be operated by them, and shall be properly qualified, tested and trained pursuant to the FAR and current under FAR Section 61.57, 14 C.F.R. Section 61.57.

9. Representations and Warranties of User. User hereby represents and warrants to, and covenants with, Operator that on the date hereof, and at all times during the Service Period:

(a) User is an individual resident of the State of Tennessee, of full age, and has all necessary authority to execute, deliver and perform this Agreement.

(b) This Agreement constitutes the valid and binding obligations of User enforceable against User in accordance with its terms.

(c) The Aircraft shall be used hereunder only for User’s own purposes, and not for providing transportation of passengers or cargo to others for compensation or hire or for any unlawful purpose.

10. Independent Contractor. At all times hereunder, Operator will determine the methods, details and means of performing the Services. It is the intention of the parties that Operator shall be an independent contractor hereunder, and nothing in this Agreement shall be deemed to constitute either party an agent, partner or joint venturer of the other or to authorize either party to bind the other to any agreement or obligation.

11. Termination. Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other.

12. Application. This Agreement shall be in effect for all hours, and any portion thereof, of use by the User of the aircraft covered by this Agreement which in the aggregate exceed the total hours of use without cost to the User which are authorized by the Operator.

13. Miscellaneous.

(a) Except as expressly permitted hereby, neither party may assign any of its interest in this Agreement or any Supplement or delegate any of its obligations hereunder or thereunder without the written consent of the other party. No such consent shall be required for any assignment by Operator to any affiliate or successor, provided that any such assignee meets all of the requirements set forth herein with respect to the Operator.

(b) Unless otherwise provided herein, all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed delivered upon physical delivery thereof to the recipient, upon receipt of a facsimile copy with electronic confirmation received by the sender or five (5) days after being sent by U.S. Mail with postage prepaid, addressed as follows:

If to User:	Mr. Thomas R. Watjen

1 Fountain Square

Chattanooga, TN 37402

Facsimile: 423-294-3194

If to Operator:	Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attn: General Counsel

Facsimile: (423) 294-5036

(c) The terms and provisions of this Agreement and any Supplements hereto shall be governed and construed in accordance with the laws of the State of Tennessee without giving effect to its conflicts of laws provisions except such principles which permit the parties to select the law to be applied to this Agreement.

(d) This Agreement and the Supplements hereunder shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors and permitted assigns.

(e) This Agreement and each relevant Supplement hereunder constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and may not be amended, waived or modified except in a writing signed by the party to be charged.

(f) This Agreement and any Supplement hereunder may be executed in two or more counterparts and by the parties hereto and thereto on separate counterparts, all such counterparts together to constitute one and the same instrument.

(g) This Agreement and any Supplements hereunder supersede all prior agreements or assertions with respect to the subject matter hereof, whether oral or written, and all other communications between the parties with respect to the subject matter hereof.

[Signatures on the following page.]

14. Truth-In-Leasing.

DURING THE TWELVE (12) MONTHS PRECEDING THE EXECUTION OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91. OPERATOR CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH APPLICABLE REQUIREMENTS OF FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT. DURING THE DURATION OF THIS AGREEMENT, OPERATOR SHALL BE CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT WHEN OPERATED UNDER THIS AGREEMENT. THE UNDERSIGNED OPERATOR, WHOSE ADDRESS IS 1 FOUNTAIN SQUARE, CHATTANOOGA, TN 37402, CERTIFIES THAT IT IS RESPONSIBLE FOR SUCH CONTROL AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FAR PROVISIONS.

AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DISTRICT OFFICE.

IN WITNESS WHEREOF, Operator and User have executed this Aircraft Time-Sharing Agreement as of the day and year first above written.

Unum Group, as Operator

By:	/s/ Susan N. Roth
Title:	VP, Transactions, SEC & Corporate Secretary

THOMAS R. WATJEN, as User

/s/ Thomas R. Watjen
Thomas R. Watjen

EXHIBIT A TO AIRCRAFT TIME-SHARING AGREEMENT

AIRCRAFT TIME-SHARING SUPPLEMENT NO. 1

THIS AIRCRAFT TIME-SHARING SUPPLEMENT NO. 1 (this “Supplement”) is entered into as of December 4, 2007 by and between Unum Group (“Operator”) and Thomas R. Watjen (“User”).

Operator and User are parties to that Aircraft Time-Sharing Agreement between them dated as of December 4, 2007 (the “Agreement”), the terms and provisions of which Agreement are incorporated herein by this reference.

1. User engages the air transportation services of Operator, and Operator agrees to provide air transportation services to User, in the aircraft described below (the “Aircraft”) upon all of the terms and provisions of the Agreement as supplemented by this Supplement:

Make and Model	Year	Serial No.	Registration No.
Raytheon Hawker 800XP	2000	258473	N73UP
Raytheon Hawker 800XP	2000	258484	N84UP
Raytheon Hawker 800XP	2003	258639	N95UP

2. As compensation for the services to be rendered hereunder, User shall reimburse to Operator certain of Operator’s costs, as provided more fully in the Agreement.

3. The term of this Supplement shall commence as of the 4th day of December, 2007 at 12 AM Eastern time and shall extend until the expiration of the Service Period (as defined in the Agreement), unless earlier terminated in accordance with the terms of the Agreement.

IN WITNESS WHEREOF, Operator and User have executed this Aircraft Time-Sharing Supplement No. 1 as of the 4th day of December, 2007.

Unum Group, as Operator		THOMAS R. WATJEN, as User

By:	/s/ Susan N. Roth	/s/ Thomas R. Watjen